Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 26, 2015, relating to the consolidated financial statements of Oncor Electric Delivery Company LLC and subsidiary (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the ring-fencing measures implemented by the Company), appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

September 8, 2015